As filed with the Securities and Exchange Commission on May 3, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Virginia Commerce Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Virginia	54-1964895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5350 Lee Highway Arlington, VA	22207
(Address of Principal Executive Offices)	(Zip Code)

VIRGINIA COMMERCE BANCORP, INC. 2010 EQUITY PLAN

(Full title of the plan)

Peter A. Converse, Chief Executive Officer

Virginia Commerce Bancorp, Inc.

5350 Lee Highway

Arlington, VA 22207

(703) 534-0700

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

The Commission is requested to mail signed copies of all orders, notices and communications to:

Jacob A. Lutz, III, Esq.

Troutman Sanders LLP

1001 Haxall Point

Richmond, VA 23219

Telephone: (804) 697-1490

Facsimile: (804) 698-6014

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[2]	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock[1]	1,500,000 shares	$7.39[3]	$11,085,000.00[3]	$790.37

[1]	Common Stock, $1.00 par value, offered by Virginia Commerce Bancorp, Inc. (the “Company”) pursuant to the Virginia Commerce Bancorp, Inc. 2010 Equity Plan (the “Plan”).

[2]

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.

[3]

Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and were determined based on the average of the high and low sales prices of Virginia Commerce Bancorp, Inc. Common Stock on April 28, 2010 as reported by the NASDAQ Global Select Market.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission (the “Commission”) on March 19, 2010;

(b)	The description of the Company’s Common Stock, par value $1.00 per share, contained in Amendment No. 1 to the Company’s Registration Statement on Form S-3, filed with the Commission on May 13, 2004, including any amendment or report filed for the purpose of updating such description; and

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by the Company since the end of the year covered in its Annual Report referred to in (a) above.

All documents filed by the Company subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement in this registration statement, or in a document incorporated or deemed incorporated herein, shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Articles of Incorporation of the Company provide that the Company shall, to the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, indemnify a director or officer of the Company who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Virginia Stock Corporation Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. The Company is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

Under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the company; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The indemnification provided by the Company’s Articles of Incorporation is not exclusive of any right to indemnification which any person may be entitled to under any bylaw, resolution, agreement, vote of stockholders or provision of law. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

An Exhibit Index appears at page 7 hereof.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on May 3, 2010.

Virginia Commerce Bancorp, Inc.
(Registrant)

By:	/s/ PETER A. CONVERSE
Peter A. Converse Chief Executive Officer

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter A. Converse and William K. Beauchesne, and each of them, with full power of substitution, as his attorneys-in-fact and agents for him and in his name and on his behalf as a director and/or officer of Virginia Commerce Bancorp, Inc. to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, including any amendment to this registration statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and other documents (including any necessary amendments thereof) which such attorneys-in-fact may deem appropriate or necessary and to cause the same to be filed with the Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ LEONARD ADLER Leonard Adler	Director	May 3, 2010

/s/ MICHAEL G. ANZILOTTI Michael G. Anzilotti	President, Director	May 3, 2010

/s/ PETER A. CONVERSE Peter A. Converse	Chief Executive Officer, Director (Principal Executive Officer)	May 3, 2010

/s/ W. DOUGLAS FISHER W. Douglas Fisher	Chairman of the Board of Directors	May 3, 2010

David M. Guernsey	Vice Chairman of the Board of Directors

/s/ ROBERT H. L’HOMMEDIEU Robert H. L’Hommedieu	Director	May 3, 2010

/s/ KENNETH R. LEHMAN Kenneth R. Lehman	Director	May 3, 2010

/s/ NORRIS E. MITCHELL Norris E. Mitchell	Director	May 3, 2010

/s/ TODD A. STOTTLEMYER Todd A. Stottlemyer	Director	May 3, 2010

/s/ ARTHUR L. WALTERS Arthur L. Walters	Vice Chairman of the Board of Directors	May 3, 2010

/s/ WILLIAM K. BEAUCHESNE William K. Beauchesne	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 3, 2010

EXHIBIT INDEX

Exhibit No.	Description

4.1	Virginia Commerce Bancorp, Inc. 2010 Equity Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement filed on March 19, 2010).

5.1	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock, filed herewith.

23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5 hereto).

23.2	Consent of Yount, Hyde & Barbour, P.C., filed herewith.

24.1	Powers of Attorney (included on the signature page of this registration statement).